Exhibit 99.2

Media Contact:
Katie Curnutte, Zillow
206-757-2701 or press@zillow.com

Zillow to Acquire RentJuice

To Expand Professional Services in Rental Marketplace

SEATTLE and SAN FRANCISCO— May 2, 2012 – Zillow, Inc. (NASDAQ: Z), the leading real estate information marketplace, today announced it has entered into a definitive agreement to acquire RentJuice Corporation, a San Francisco-based company, for $40 million in cash. RentJuice® provides rental relationship management software for landlords, property managers and rental brokers. The transaction is subject to satisfaction of customary closing conditions and is expected to close in the second quarter of 2012.

More than 5 million current renters visit Zillow® each month on mobile and the Web, searching hundreds of thousands of rental listings. With RentJuice, Zillow adds a broad suite of tools and services for rental professionals, to help them market their inventory to renters and manage client relationships.

“Zillow has spent the last six years building robust marketplaces for real estate and mortgages, and we are in the midst of growing our rental marketplace, which has tremendous potential,” said Spencer Rascoff, Zillow CEO. “The acquisition of RentJuice, with its talented team and innovative solutions for rental professionals, propels Zillow’s rental marketplace ahead by years. We are very excited to welcome the RentJuice team into Zillow.”

RentJuice launched in 2009 and has 31 employees. The company offers a subscription-based suite of marketing and productivity tools for rental professionals, including a customer relationship management platform for managing leads and relationships; rental listings management software and syndication across the Web; consumer credit screening; and an online- and mobile-based secure way for consumers to submit rental applications. RentJuice’s mobile app for iOS allows rental professionals to access their database on the go, instantly update property photos and connect with prospective tenants.

“At RentJuice, we are passionate about improving the way the rental market does business, and making the lives of rental professionals easier,” said RentJuice CEO David Vivero. “Becoming a part of Zillow will allow us to invest more and innovate faster on behalf of the leasing professionals we support.”

RentJuice will be the third acquisition by Zillow. In spring 2011, the company acquired Postlets, a leading online real estate listing creation and distribution platform, and in fall 2011 Zillow acquired Diverse Solutions, which helps real estate agents market their businesses and improve their personal websites. Each of these companies provides valuable services that support Zillow’s strategic expansion beyond a traditional media model to offer a suite of marketing and business services to local professionals.

About Zillow, Inc.

Zillow (NASDAQ: Z) is the leading real estate information marketplace, providing vital information about homes, real estate listings and mortgages through its website and mobile applications, enabling homeowners, buyers, sellers and renters to connect with real estate and mortgage professionals best suited to meet their needs. More than 32 million unique users visited Zillow’s websites and mobile applications in March 2012. Zillow, Inc. operates Zillow.com®, Zillow Mortgage Marketplace, Zillow Mobile, Postlets® and Diverse Solutions™. The company is headquartered in Seattle.

The Zillow logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10012

Zillow.com, Zillow and Postlets are registered trademarks of Zillow, Inc. Diverse Solutions is a trademark of Zillow, Inc.

RentJuice is a registered trademark of RentJuice Corporation.

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